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                                                              EXHIBIT 15


June 17, 1996


Golden Books Family Entertainment, Inc.
New York, New York

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Golden Books Family Entertainment, Inc. (formerly Western Publishing Group, Inc.) and subsidiaries for the periods ended May 4, 1996 and April 29, 1995, as indicated in our report dated June 17, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, is incorporated by reference in the following Registration Statements:

         Form S-8:
                  File No. 33-18430
                  File No. 33-18692
                  File No. 33-18693
                  File No. 33-28019

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




Deloitte & Touche LLP
Milwaukee, Wisconsin
June 17, 1996